Exhibit 99.2
For further information, contact:
Ashley Ammon MacFarlane
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8208
TRM Corporation Announces Key Management Changes
Appoints Richard Stern as Chief Executive Officer
PORTLAND, Oregon, May 22, 2007 (PR Newswire) — TRM Corporation (NASDAQ: TRMM) today announced the appointment of Richard Stern to the positions of President and Chief Executive Officer, effective June 15, 2007. Mr. Stern is currently the Chief Operating Officer of TRM Corporation. He was also appointed to the Company’s Board of Directors effective immediately. Jeffrey Brotman will remain with the Company as non-executive Chairman.
Mr. Brotman stated, “As an integral part of the restructuring process, Richard has enacted several successful cost saving measures from which we are already benefiting, and he has been critical in developing our strategy for the future. Richard has proven himself a highly effective leader and the board has great confidence in him. I look forward to continuing to work closely with Richard.”
Richard Stern, Chief Operating Officer, said, “I want to thank Jeff Brotman for his significant contributions to TRM Corporation. As a result of his leadership, the Company is in a much stronger position today. Jeff has guided us through the very arduous process of selling off certain non-core assets which then allowed us to repay our previously crippling debt load. With respect to the future, I am encouraged with the initial results of our restructuring efforts but our work is far from complete. We have specific goals for 2007 which, when successfully implemented, should generate incremental and material cost savings as well as allow us to grow our portfolio and ultimately enhance shareholder value.”
The Company also announced today that Edward E. Cohen has resigned from the Company’s board of directors and as Chairman of the Executive Committee of the Board, also effective on June 15, 2007.
About TRM Corporation
TRM Corporation is a consumer services company that primarily provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by applicable laws.
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